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                                                                    EXHIBIT 99.1
          AMFM Inc.

FOR IMMEDIATE RELEASE                                   NEWS ANNOUNCEMENT
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CONTACT:
D. Geoffrey Armstrong          Keith A. Istre             Joseph N. Jaffoni
Chief Financial Officer        Chief Financial Officer    Stewart A. Lewack
Chancellor Media Corporation   Lamar Advertising Company  Jaffoni & Collins Incorporated
214/922-8700                   225/926-1000               212/835-8500; amfm@jcir.com

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             LAMAR ADVERTISING TO ACQUIRE CHANCELLOR MEDIA'S OUTDOOR
              ADVERTISING ASSETS FOR $1.6 BILLION IN STOCK AND CASH

DALLAS, TX and BATON ROUGE, LA -- June 1, 1999 -- Chancellor Media Corporation (Nasdaq: AMFM) and Lamar Advertising Company (Nasdaq: LAMR) today announced that they have entered into a definitive agreement pursuant to which Lamar will acquire Chancellor Media's outdoor advertising business for approximately $1.6 billion in stock and cash. Pro forma for the transaction, Lamar will operate approximately 118,500 outdoor advertising displays in 39 states and will be ranked first in the U.S. in terms of number of display faces.

Under the terms of the agreement, Lamar will pay $700 million in cash and will issue approximately 26,227,000 of its Common Shares, valued at approximately $900 million, to Chancellor for Chancellor's outdoor advertising assets, primarily consisting of approximately 42,500 outdoor display faces. The cash payment and quantity of shares to be issued by Lamar are fixed and are not contingent upon the trading price of Lamar shares. Chancellor intends to use the cash proceeds from the sale for debt reduction.

After giving effect to the transaction Lamar will have approximately 88.2 million fully-diluted common shares outstanding of which Chancellor will own approximately 30%. Chancellor will be required to hold the Lamar shares for a minimum of one year. In addition, Chancellor will have the right to nominate two members to the Lamar Board of Directors, increasing the size of the Board to ten members.
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CHANCELLOR MEDIA (AMFM INC.)/LAMAR ADVERTISING, 6/1/99               page 2


Kevin P. Reilly Jr., Chairman of Lamar commented, "We are delighted to be acquiring Chancellor's well-clustered portfolio of displays in major metropolitan and regional markets including Chicago, Dallas, Orlando, Indianapolis, Milwaukee, Las Vegas, Washington, D.C. and Providence. We are also pleased to have Tom Hicks and Chancellor join us as prominent shareholders in Lamar Advertising. The Lamar and Chancellor management teams are recognized as innovators and leaders in the outdoor and radio industries, respectively, and this agreement creates excellent opportunities for each of us leverage our management talent to grow our core businesses. Finally, with 42,500 new display faces we can deliver more options and greater value to our advertising clients and new opportunities for our employees and shareholders."

Thomas O. Hicks, Chairman of Chancellor Media, continued, "This transaction provides us an opportunity to put our excellent outdoor advertising assets into the hands of Kevin and Sean Reilly and Lamar's proven operating management team. The agreement enables Chancellor's senior operating management team to focus on our industry-leading radio station portfolio and provides immediate benefits to the Company's balance sheet while allowing us to participate in the growth and upside of the outdoor advertising portfolio through significant equity ownership in Lamar."

James E. de Castro, Chief Executive Officer of Chancellor's AMFM Radio Group added, "Since mid-March when operating managers were named to lead the Company, we have focused on directing our assets and resources to those areas where we can generate the greatest growth and value for our shareholders. The agreement announced today represents our strong confidence in the Lamar management team. By further reducing debt through the sale of the outdoor assets, we are creating a more flexible financial structure, positioning the Company to take advantage of growth opportunities in our core radio operations."

The transaction is expected to be consummated late in the third quarter or early in the fourth quarter of 1999 subject to Lamar's stockholder approval, regulatory approval, including expiration of

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CHANCELLOR MEDIA (AMFM INC.)/LAMAR ADVERTISING, 6/1/99             page 3


the applicable Hart-Scott-Rodino waiting period, and other customary closing conditions. The Reilly Family Limited Partnership has agreed to vote its shares, representing approximately 80% of Lamar's voting power in support of the transaction. Greenhill & Company and Morgan Stanley Dean Witter & Co. served as advisors to Chancellor.

Chancellor Media Corporation (which is expected to change its name to AMFM Inc. following a shareholder vote on July 13) is a diversified media company consisting of AMFM Radio Group and the AMFM New Media Group, which includes Katz Media, the leading media representation firm. Reflecting announced transactions, AMFM Radio Group will be the nation's largest radio broadcasting entity with approximately 465 stations in 105 markets reaching a weekly listener base of 66 million people. AMFM's Katz Media is the only full-service media representation firm in the United States serving multiple types of electronic media. Chancellor Marketing Group is a full-service, sales promotion firm developing integrated marketing programs for Fortune 1000 companies. AMFM's Internet operations focus on developing AMFM's E-commerce web sites, streaming online broadcasts of AMFM's on-air programming and other media, and promoting emerging Internet and new media concerns.

Lamar Advertising Company is a leading outdoor advertising company currently operating 107 outdoor advertising companies in 36 states, logo franchises in 19 states and the province of Ontario, Canada and 23 transit advertising franchises in nine states.

This news announcement contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Key risks are described in Chancellor's/AMFM's and Lamar's reports filed with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including the ability to conclude the transaction, economic changes and changes in the broadcasting and outdoor advertising industries generally and, accordingly, the Companies actual performance and results may vary from those stated herein and Chancellor/AMFM nor Lamar undertake no obligation to update the information contained herein.

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